April 13, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ParkerVision, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Item 4.01 of Form 8-K of ParkerVision, Inc. dated April 9, 2018.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Certified Public Accountants

Jacksonville, Florida

Attachment